                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934


                        COMMISSION FILE NO. 333-28031-1
                                            -----------

      HEADLANDS MORTGAGE SECURITIES INC. (AS SPONSOR OF THE HEADLANDS HOME
        EQUITY LOAN TRUST 1997-1 REVOLVING HOME EQUITY LOAN ASSET-BACKED
                             NOTES, SERIES 1997-1)

                       HEADLANDS MORTGAGE SECURITIES INC.
             (Exact name of registrant as specified in its charter)



                    1100 Larkspur Landing Circle, Suite 101
                              Larkspur, CA  94939
                                 (415) 461-6790
               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive office)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) [_]                 Rule 12h-3(b)(1)(ii) [_]
Rule 12g-4(a)(1)(ii)[_]                 Rule 12h-3(b)(2)(I)  [_]
Rule 12g-4(a)(2)(i) [_]                 Rule 12h-3(b)(2)(ii) [_]
Rule 12g-4(a)(2)(ii)[_]                 Rule 15d-6           [_]
Rule 12h-3(b)(1)(i) [X]

     Approximate number of holders of record as of the certification or notice date:

                                    Four (4)

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Headlands Mortgage Securities Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: April 1, 1998    HEADLANDS MORTGAGE SECURITIES INC.



                            By:  /s/ Gilbert J. MacQuarrie
                                 --------------------------
                            Name:  Gilbert J. MacQuarrie
                            Title:  Vice President, Treasurer and Secretary